EXHIBIT 10.14

Targa Resources, Inc. 2009 Annual Incentive Plan Description

On January 22, 2009, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Targa Resources Investments Inc. (“Targa Investments”), the indirect parent of Targa Resources, Inc. (the “Company”), approved the Targa Investments 2009 Annual Incentive Compensation Plan (the “Bonus Plan”).  The Bonus Plan is a discretionary annual cash bonus plan available to all of the Company’s employees, including its executive officers.  The purpose of the Bonus Plan is to reward employees for contributions toward the Company’s business priorities (including business priorities of Targa Resources Partners LP) approved by the Committee and to aid the Company in retaining and motivating employees.  Under the Bonus Plan, funding of a discretionary cash bonus pool is expected to be recommended by the Company’s chief executive officer (the “CEO”) and approved by the Committee based on the Company’s achievement of certain business priorities.  The Bonus Plan is administered by the Committee, which considers certain recommendations by the CEO. Following the end of the year, the CEO recommends to the Committee the total amount of cash to be allocated to the bonus pool based upon the achievement of the business priorities of the Company, generally ranging from 0 to 2x the total target bonus for the employees in the pool. Upon receipt of the CEO’s recommendation, the Committee, in its sole discretion, determines the total amount of cash to be allocated to the bonus pool.  Additionally, the Committee, in its sole discretion, determines the amount of the cash bonus award to each of the Company’s executive officers, including the CEO. The executive officers determine the amount of the cash bonus pool to be allocated to certain of the Company’s departments, groups and employees (other than the executive officers of the Company) based on performance and upon the recommendation of their supervisors, managers and line officers.

The Committee has established the following eight key business priorities for 2009:

•	manage controllable costs to levels at or below plan levels – with a continuous effort to improve costs for 2009 and beyond;
•	examine, prioritize, and approve each capital project closely for economics (or necessity) in the current environment;
•	increase scrutiny and proactively manage credit and liquidity across finance, credit and commercial areas;
•	reduce (eliminate where appropriate) downstream’s inventory exposure (for the Company only);
•	continue to invest in our businesses primarily within existing cash flow;
•	pursue selected opportunities including new shale play gathering and processing build outs, other fee-based capex projects and the potential to purchase distressed strategic assets;
•	analyze and recommend approaches to achieve maximum value; and
•	execute on the above priorities, including the 2009 financial business plan.

The Committee has targeted a total cash bonus pool for achievement of the business priorities based on the sum of individual employee market-based target percentages ranging from approximately 3% to 50% of each employee’s eligible earnings.  Generally, eligible earnings are an employee’s base salary and overtime pay.  The Committee has discretion to adjust the cash bonus pool attributable to the business priorities based on accomplishment of the applicable objectives as determined by the Committee and the CEO.  Funding of the Company’s cash bonus pool and the payment of individual cash bonuses to employees are subject to the sole discretion of the Committee.